Exhibit 10.34

Partner Agreement Between
OZ Advisors LP and Alesia Haas
This Partner Agreement dated as of December 9, 2016 (as amended, modified, supplemented or restated from time to time, this “Agreement”) reflects the agreement of OZ Advisors LP (the “Partnership”) and Alesia Haas (the “Limited Partner”) with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership upon December 13, 2016 (the “Admission Date”); (ii) the grant by the Partnership to the Limited Partner on the Admission Date of one Class D-30 Common Unit (as defined below) under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan or a successor or predecessor plan (such plans, collectively, the “Plan”), (iii) conditional grants by the Partnership, OZ Management LP (“OZM”) and OZ Advisors II LP (“OZAII” and, together with the Partnership and OZM, the “Operating Partnerships”) of PSIs to the Limited Partner, pursuant to which the Limited Partner may receive conditional PSI Distributions in a combination of PSI Cash Distributions, including grants of Deferred Cash Interests under the DCI Plan (“PSI DCIs”), and PSI Class D Unit Distributions under the Plan, comprising Class D Common Units in the Partnership (“PSI Class D Units”) and Class D Common Units in the other Operating Partnerships (“OZM & OZAII PSI Class D Units”) pursuant to Partner Agreements between the Limited Partner and the other Operating Partnerships (as amended, modified, supplemented or restated from time to time, the “OZM & OZAII Partner Agreements”); (iv) conditional discretionary grants by the Operating Partnerships to the Limited Partner of Performance Distributions (as defined herein), pursuant to which the Limited Partner may receive a combination of cash distributions, including Deferred Cash Interests under the DCI Plan (together with any PSI DCIs, “Deferred Cash Interests”), and grants of Operating Group D Units under the Plan, comprising Class D Common Units in the Partnership (together with PSI Class D Units, “New Class D Units”) and OZM & OZAII PSI Class D Units (together with the Class D Common Units in the Partnership, a “Performance Class D Unit Distribution”); and (v) her rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 14, 2015 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. References in this Agreement to actions of the General Partner refer to actions of the General Partner acting on behalf of the Partnership.
1.    Admission of the Limited Partner; Initial Grant of One Class D Common Unit; Grant of PSIs; Quarterly Advances.
(a)    Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class D Common Units, which shall be “Class D-30 Common Units.” The award of one Class D-30 Common Unit described in this Section 1 has been approved under the Plan. The Limited Partner shall be admitted as a limited partner of the Partnership as of the Admission Date, and the General Partner shall then cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Partnership shall issue to the Limited Partner one

Class D-30 Common Unit (the “Initial Class D Common Unit”) pursuant to and subject to the Plan. The Limited Partner agrees that she shall be bound by the terms and provisions of the Limited Partnership Agreement as of the Admission Date and shall execute the signature page of the Limited Partnership Agreement attached hereto. Upon the Admission Date, the Limited Partner’s initial Capital Account balance will be $0 (zero dollars). The Limited Partner is hereby designated an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner as of the Admission Date and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following her admission to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder.
(b)    Title. Upon her admission to the Partnership, the Limited Partner will hold the title of Executive Managing Director with respect to the General Partner and will be appointed as the Chief Financial Officer of the Och-Ziff Group.
(c)    Profit Sharing Interests. Subject to the terms of this Agreement and the Limited Partnership Agreement, as of January 1, 2017 the Partnership may issue 1,000,000 PSIs to the Limited Partner and each of the other Operating Partnerships may simultaneously issue an equal number of PSIs to the Limited Partner. The Limited Partner acknowledges and agrees that the number of PSIs held by the Limited Partner may be increased or reduced (including to zero) by the PMC Chairman in accordance with the terms of the Limited Partnership Agreement.
(d)    Quarterly Advances. Commencing with the Admission Date and prior to the Withdrawal or Special Withdrawal of the Limited Partner, OZ Management LP shall make a cash distribution of profits to the Limited Partner with respect to each quarter of such Fiscal Year (a “Quarterly Advance”) equal to $125,000, with such Quarterly Advances being distributed in advance on January 1, April 1, July 1 and October 1 of such Fiscal Year; provided that, in the General Partner’s discretion, some or all of the Operating Partnerships may make any Quarterly Advance; and provided, further, that the first Quarterly Advance shall include the amount accrued for the period from the Admission Date through December 31, 2016, inclusive. As determined by the General Partner, any portion of the PSI Cash Distribution in respect of any Fiscal Year (excluding any Deferred Cash Interests) that would otherwise be made to the Limited Partner by any of the Operating Partnerships shall be reduced by the aggregate amount of Quarterly Advances made to the Limited Partner by such Operating Partnership in respect of the same Fiscal Year, but not below zero and without duplication; provided, that if the aggregate amount of Quarterly Advances in respect of such Fiscal Year distributed by any Operating Partnership is greater than the portion of the PSI Cash Distribution that would otherwise be payable by such Operating Partnership in respect of such Fiscal Year, the Performance Cash Distribution (as defined below) (excluding any Deferred Cash Interests) or any other cash distributions that would otherwise be made by such Operating Partnership to the Limited Partner in respect of such Fiscal Year may be reduced by the amount of such deficit, but not below zero and without duplication. If the aggregate amount of Quarterly Advances made in respect of any Fiscal Year exceeds the aggregate reductions made pursuant to the foregoing sentences of this Section 1(d) in respect of the cash distributions (excluding Deferred Cash Interests) for such Fiscal Year, then, in the sole discretion of the PMC Chairman, the portions of the Variable

Distribution (as defined below) for such Fiscal Year to be distributed to the Limited Partner in the form of Operating Group D Units and Deferred Cash Interests may be reduced by an aggregate amount of no more than such excess.
2.    Variable Distributions.
(a)    Variable Distributions. Subject to the other terms of this Agreement and the Limited Partnership Agreement, the Limited Partner may receive (i) with respect to each Fiscal Year commencing with 2016, conditional performance-based discretionary awards from the Operating Partnerships as described below (a “Performance Distribution” and, together with any PSI Distribution in respect of the same Fiscal Year, a “Variable Distribution”); and (ii) with respect to each Fiscal Year commencing with 2017, a PSI Distribution as described below. Any Variable Distribution for Fiscal Year 2016 shall be comprised only of a Performance Distribution and the Limited Partner shall not be eligible to receive a PSI Distribution in respect of Fiscal Year 2016. The PMC Chairman shall make all decisions relating to: (A) any PSI Distribution as provided in the Limited Partnership Agreement, and (B) any Performance Distribution, including, without limitation, whether any Performance Distribution will be granted to the Limited Partner, and the amount of any such Performance Distribution based on any considerations he determines to be appropriate, including but not limited to the aggregate amount of distributions made to the Limited Partner by the Operating Partnerships with respect to any Fiscal Year. All determinations by the PMC Chairman shall be final. Any such determinations to award a Performance Distribution in respect of a Fiscal Year shall not create or imply any obligation to award a Performance Distribution in respect of any other Fiscal Year.
(b)    Determination of Variable Distributions. Subject to Sections 2(c) and 2(d) and the terms of the Limited Partnership Agreement, any Variable Distribution in respect of any Fiscal Year commencing with Fiscal Year 2016 may be comprised of:
(i)    other than with respect to Fiscal Year 2016, a PSI Distribution in an amount calculated in accordance with the terms of the Limited Partnership Agreement consisting of a combination of (A) a PSI Cash Distribution, including grants of Deferred Cash Interests, and (B) a PSI Class D Unit Distribution; and
(ii)    a Performance Distribution in an amount determined in the sole discretion of the PMC Chairman consisting of a combination of (A) cash distributions from one or more of the Operating Partnerships, including grants of Deferred Cash Interests (collectively, the “Performance Cash Distribution” and, together with the PSI Cash Distribution for such Fiscal Year, a “Variable Cash Distribution”), and (B) a Performance Class D Unit Distribution (together with the PSI Class D Unit Distribution for such Fiscal Year, a “Variable Class D Unit Distribution”).
(c)    Guaranteed Variable Distributions. Subject to Section 2(d) but notwithstanding any other provisions of this Section 2 to the contrary:

(i)    Guaranteed Variable Distribution for Fiscal Year 2016. Subject to Section 2(d)(i) below, the Limited Partner’s Variable Distribution in respect of Fiscal Year 2016 (including the Quarterly Advances relating to such Fiscal Year) shall be comprised solely of a Performance Distribution, and the amount of such Performance Distribution shall be $1,604,000 (the “Guaranteed 2016 Annual Bonus Amount”), which represents an annualized amount of $3,500,000, pro-rated based on the number of days between July 15, 2016 and December 31, 2016, inclusive; provided that (i) the portion of the Variable Cash Distribution in respect of Fiscal Year 2016 to be received by the Limited Partner in the form of Deferred Cash Interests shall equal 25% of the Variable Distribution for such year, and (ii) the amount of the Variable Cash Distribution in respect of Fiscal Year 2016 payable other than in the form of Deferred Cash Interests shall be reduced by an amount equal to any fees (“Consulting Fees”) the Limited Partner has received in respect of the Consulting Agreement dated August 25, 2016 between the Limited Partner and OZ Management LP (as amended, the “Consulting Agreement”) in accordance with the penultimate paragraph of Section 3.
(ii)    Guaranteed Minimum Variable Distribution for Fiscal Year 2017. Subject to Section 2(d)(i) below, the amount of the Limited Partner’s Variable Distribution in respect of Fiscal Year 2017 (including the Quarterly Advances relating to such Fiscal Year) shall be no less than $2,250,000 (such minimum, the “Guaranteed 2017 Minimum Bonus Amount”); provided, that, the target amount thereof shall be an amount between the Guaranteed 2017 Minimum Bonus Amount and $4,000,000, with the actual amount of the Variable Distribution for Fiscal Year 2017 to be determined in the sole discretion of the PMC Chairman based on any considerations he determines to be appropriate, including but not limited to, the Limited Partner’s performance and the overall performance and growth of Och-Ziff. The portion of the Variable Cash Distribution in respect of the Guaranteed 2017 Minimum Bonus Amount to be received by the Limited Partner in the form of Deferred Cash Interests shall equal 25% of the Guaranteed 2017 Minimum Bonus Amount.
(d)     Withdrawal Events.
(i)    Relating to the Variable Distributions for 2016 and 2017. In order to be eligible to receive any portion of the Variable Distribution in respect of: (x) Fiscal Year 2016, the Limited Partner shall not have been subject to a Withdrawal pursuant to clause (A) (Cause) or clause (C) (resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement as of December 31, 2016, and (y) Fiscal Year 2017, the Limited Partner shall not have ceased to be an Active Individual LP as of December 31, 2017.
(ii)    Relating to Other Variable Distributions. In order to be eligible to receive any Variable Distribution in respect of Fiscal Years commencing with

2018, the Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal, in each case as of any applicable distribution date.
3.    Variable Cash Distributions. Unless determined otherwise in the sole discretion of the PMC Chairman and subject to Section 2, the Limited Partner may conditionally receive 75% of any Variable Distribution to which she may be entitled in respect of any applicable Fiscal Year in the form of a Variable Cash Distribution as follows:
(a)    as of January 15 of the subsequent Fiscal Year, the Limited Partner may conditionally receive cash distributions from the Operating Partnerships equal to 50% of the amount of such Variable Cash Distribution (not including the portion of such Variable Cash Distribution to be distributed as Deferred Cash Interests in accordance with Section 3(b) below); provided that, for purposes of this Section 3(a), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Partnerships with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Partnerships during such Fiscal Year;
(b)    as of the 4Q Distribution Date relating to such Fiscal Year, the Limited Partner may conditionally receive a portion of the Variable Cash Distribution equal to 25% of the Variable Distribution in respect of such Fiscal Year in the form of a grant of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan, such grant to be made by the Partnership and/or the other Operating Partnerships in the sole discretion of the General Partner; and
(c)     as of the 4Q Distribution Date relating to such Fiscal Year, the Limited Partner may conditionally receive cash distributions from the Operating Partnerships in an amount equal to the Variable Cash Distribution for such Fiscal Year, less the amounts of such Variable Cash Distribution to be distributed in accordance with Sections 3(a) or 3(b) above.
The amount of the Variable Cash Distribution in respect of Fiscal Year 2016 shall be reduced by the amount of any Consulting Fees, with the amount of such Consulting Fees to be offset against the portion of the Variable Cash Distribution for 2016 payable under Section 3(a) above and/or Section 3(c) above as determined by the Operating Partnerships in their discretion.
Any cash distributions to be made to the Limited Partner under this Section 3 may be made by one or more of the Operating Partnerships in the proportions determined by the General Partner in its sole discretion. Any portion of any Performance Cash Distribution (excluding any Deferred Cash Interests) to be distributed to the Limited Partner by the Partnership may be made as a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.
4.    Variable Class D Unit Distributions. Unless determined otherwise in the sole discretion of the PMC Chairman, and subject to Section 2:

(a)    Grant of Operating Group D Units. The Limited Partner may conditionally receive 25% of any Variable Distribution to which she may be entitled in respect of any applicable Fiscal Year in the form of a Variable Class D Unit Distribution on the 4Q Distribution Date relating to such Fiscal Year (a “Unit Grant Date”) in the form of Operating Group D Units as follows: (i) the Partnership may conditionally grant to the Limited Partner a number of New Class D Units equal to the Class D Unit Equivalent Amount in accordance with Section 4(b) below, and (ii) the other two Operating Partnerships may conditionally grant to the Limited Partner a number of OZM & OZAII PSI Class D Units equal to the Class D Unit Equivalent Amount pursuant to the OZM & OZAII Partner Agreements.
(b)    Issuance of New Class D Units by the Partnership. Upon each determination to issue New Class D Units to the Limited Partner on any Unit Grant Date as part of a Variable Class D Unit Distribution in accordance with the provisions of Section 2, the General Partner shall designate a new series of Class D Common Units pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement. The Partnership shall issue a number of Class D Common Units of such series equal to the Class D Unit Equivalent Amount to the Limited Partner pursuant to and subject to the Plan on such Unit Grant Date. Upon issuance of such New Class D Units, the General Partner shall cause the Limited Partner to be named as the holder of such New Class D Units in the books of the Partnership and the portion of the Limited Partner’s Capital Account balance attributable to such New Class D Units shall be $0 (zero dollars). Upon issuance, any such New Class D Units shall be designated as “Original Common Units” of the Limited Partner (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner with respect to such New Class D Units under the Limited Partnership Agreement shall be the same as those applicable to the Class D Common Units thereunder, except to the extent modified by the terms of this Agreement.
(c)    Class D Unit Equivalent Amount. For purposes of any New Class D Units to be awarded in respect of a Variable Class D Unit Distribution under Section 2:
(i)    the term “Class D Unit Equivalent Amount” shall mean the quotient of the Variable Class D Unit Distribution divided by the Class D Unit Fair Market Value, rounded to the nearest whole number.
(ii)    the term “Class D Unit Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Och-Ziff Capital Management Group LLC’s Class A Shares for the ten trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.
For example, if the Limited Partner’s Variable Class D Unit Distribution in respect of a Fiscal Year is $1,500,000, and the average closing price of Class A Shares for the ten trading day period beginning December 11 of such Fiscal Year is $25 per share, then the Limited Partner would receive an award of 60,000 Class D Common Units (($1,500,000 / $25) = 60,000 Class D Common Units) in respect of such Variable Class D Unit Distribution.

5.    Withdrawal, Vesting, Transfer, Exchange and Non-Compete Provisions.
(a)    Class D Common Units.
(i)    Initial Class D Common Unit. The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a)(ii) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and any Related Trusts, and her or their Initial Class D Common Unit: (A) the Initial Class D Common Unit shall be treated as a Class A Common Unit thereunder, (B) the Initial Class D Common Unit shall be conditionally vested upon issuance, subject to the other terms hereof, (C) the consequences of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 5(d)(ii), and (D) if the Initial Class D Common Unit (or any Class A Common Unit acquired in respect thereof) is reallocated under Section 5(d)(ii) below, any such reallocated Common Units shall remain vested.
(ii)    New Class D Units. The following changes shall apply to the provisions of Sections 2.13(g) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and any Related Trusts, and her or their New Class D Units: (i) the New Class D Units shall be treated as Class A Common Units thereunder, (ii) twenty-five percent (25%) of any New Class D Units shall vest on each of the first four anniversaries of December 26 of the Fiscal Year to which the relevant Variable Distribution relates, subject to the other terms hereof, (iii) the New Class D Units granted as part of any Variable Distribution shall only cease to vest and be subject to forfeiture in the event that the Limited Partner is subject to a Withdrawal pursuant to clause (A) (Cause) or clause (C) (resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement, (iv) the consequences of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 5(d)(ii), and (v) if any such New Class D Units (or any Class A Common Units acquired in respect thereof) are reallocated, any such reallocated Common Units shall remain subject to the same vesting requirements as they had been before such reallocation.
(b)    Deferred Cash Interests. Deferred Cash Interests shall vest as specified in the DCI Plan and any award agreement entered into by the Limited Partner with respect to the grant of such Deferred Cash Interests, and additionally the consequences with respect to the Deferred Cash Interests of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 5(d)(ii); provided, that the award agreements relating to the Deferred Cash Interests granted as part of the Variable Distributions in respect of Fiscal Years 2016 and 2017 shall provide that 25% of each such grant of Deferred Cash Interests shall vest in accordance with the DCI Plan on each of the first four anniversaries of March 1st of the year in which the Deferred Cash Interests are granted, with the vested amounts to be paid to the Limited Partner by the relevant Operating Partnership as of the last day of the month following the date in which the applicable vesting date occurs, and such Deferred

Cash Interests shall only cease to vest and be subject to forfeiture in the event that the Limited Partner is subject to a Withdrawal pursuant to clause (A) (Cause) or clause (C) (resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement.
(c)    Profit Sharing Interests. The PSIs held by the Limited Partner shall not vest but may be cancelled or reallocated from time to time in accordance with the terms of the Limited Partnership Agreement.
(d)    Non-Competition Provisions.
(i)    Non-Competition Covenant. Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal.
(ii)    Consequences of Breach. All grants of PSIs, Performance Cash Distributions, PSI Cash Distributions, the Initial Class D Common Unit, New Class D Units and Deferred Cash Interests shall be conditionally granted subject to the Limited Partner’s compliance with the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement as described in Section 5(a), the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 5(d)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from the Limited Partner’s breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of PSIs, Performance Cash Distributions, PSI Cash Distributions, the Initial Class D Common Unit, New Class D Units and Deferred Cash Interests and the Limited Partner agrees that:
(A) on or after the date of such breach, the Initial Class D Common Unit and any New Class D Units (or any Class A Common Units acquired in respect thereof) received by the Limited Partner and all allocations and distributions on such Common Units that would otherwise have been received by the Limited Partner on or after the date of such breach shall thereafter be reallocated from the Limited Partner in accordance with Section 2.13(g) of the Limited Partnership Agreement, provided that any such Class D Common Units shall be treated as Class A Common Units thereunder;
(B) on or after the date of such breach, no allocations shall be made to the Limited Partner’s Capital Accounts and no distributions shall be made to the Limited Partner in respect of the Initial Class D Common Unit or any New Class D Units (or any Class A Common Units acquired in respect thereof);
(C) on or after the date of such breach, (x) any PSIs held by the Limited Partner shall be forfeited by the Limited Partner and cancelled in accordance with the Limited Partnership Agreement, (y) any Deferred Cash Interests held by the Limited Partner shall be forfeited by the Limited Partner and cancelled, and (z) all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by the Limited Partner on or after the date of such breach shall not thereafter be made;
(D) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of the Initial Class D Common Unit or any New Class D Units (or any Class A Common Units acquired in respect thereof), PSIs or Deferred Cash Interests shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;
(E) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by the Limited Partner in respect of the Initial Class D Common Unit or any New Class D Units (“Exchanged Class A Shares”);
(F)    on the Reallocation Date, the Limited Partner shall immediately:

(x)
pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Exchanged Class A Shares that were transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner during such 24-month period on Exchanged Class A Shares;

(y)
transfer any Exchanged Class A Shares held by the Limited Partner on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(z)
pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Exchanged Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner on or after the date of such breach on Exchanged Class A Shares; and
(G)    on the Reallocation Date, the Limited Partner shall immediately pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the total after-tax amount received by the Limited Partner as Performance Cash Distributions and PSI Cash Distributions (including in each case any cash distributions in respect of Deferred Cash Interests but excluding any Quarterly Advances) during the 24-month period prior to the date of such breach.
(e)    Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a)(ii) and 8.4(b)) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.
6.    Distributions on Class D Common Units. In connection with the Initial Class D Common Unit and any New Class D Units, the Limited Partner shall be entitled to receive distributions from the Partnership (i) in respect of the Initial Class D Common Unit with respect to the income earned by the Partnership beginning in the fiscal quarter during which the Admission Date occurred, and (ii) in respect of any New Class D Units that are issued, but only if and when such New Class D Units have been issued, in each case that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units; provided that New Class D Units granted as part of the Variable Distribution in respect of any Fiscal Year shall not receive any distributions or allocations in respect of the Net Income earned by the Partnership during any period prior to the end of such Fiscal Year, including the distribution that would otherwise be made on the 4Q Distribution Date relating to such Fiscal Year. The amount of distributions per Common Unit made by each of the Operating Partnerships shall be determined by the General Partner in its discretion based on the services performed for the Operating Partnerships by all of the Individual Limited Partners, as such services are determinative of the performance of each of the Operating Partnerships.
7.    Entire Agreement. This Agreement, together with any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates, contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes and replaces any prior oral or written agreements between the Limited Partner and the Partnership or its Affiliates, including the Consulting Agreement and the offer letter dated June 1, 2016 from the Operating Partnerships and agreed and acknowledged by the Limited Partner.
8.    Compensation Clawback. As a highly regulated, global alternative asset management firm, Och-Ziff has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of Och-Ziff’s financial results, or as required by law, the Compensation Committee of the Board of Directors

of Och-Ziff (the “Compensation Committee”) would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the Admission Date, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by Och-Ziff to give effect to the foregoing.
9.    Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement or any other agreement entered into between the Limited Partner and any member of the Och-Ziff Group: (a) pursuant to 18 U.S.C. § 1833(b), the Limited Partner understands that she will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Och-Ziff Group that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Limited Partner’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (b) the Limited Partner understands that if she files a lawsuit for retaliation by the Och-Ziff Group for reporting a suspected violation of law, the Limited Partner may disclose the trade secret to her attorney and use the trade secret information in the court proceeding if she (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order; (c) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; and (d) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group shall prohibit or restrict the Limited Partner from making any voluntary disclosure of information or documents pertaining to alleged violations of law to any governmental agency or legislative body, any self-regulatory organization, the legal departments of the Och-Ziff Group, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Och-Ziff Group.
10.    Acknowledgment. The Limited Partner acknowledges that she has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.
11.    Miscellaneous.
(a)     The Limited Partner represents that the execution, delivery and performance of this Agreement by the Limited Partner does not and will not conflict with,

breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Limited Partner is a party or by which she is bound.
(b)    Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.
(c)    Except as specifically provided herein and in the Limited Partnership Agreement, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. The provisions of this Agreement relating to PSIs, PSI Cash Distributions, Performance Cash Distributions, New Class D Units, Deferred Cash Interests or the terms of any such awards that have been granted, in whole or in part, at any time, may be amended by the PMC Chairman if he determines in his sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.
(d)    This Agreement and any amendment hereto made in accordance with Section 11(c) hereof shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.
(e)    If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.
(f)    The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.
(g)    The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement.
(h)    Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.
13.    Section 409A. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with

Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, the Limited Partner shall not be considered to have terminated employment with the Partnership for purposes of any payments under this Agreement which are subject to Section 409A until the Limited Partner has incurred a “separation from service” from the Partnership within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Limited Partner’s separation from service shall instead be paid on the first business day after the date that is six months following the Limited Partner’s separation from service (or, if earlier, the Limited Partner’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

OZ ADVISORS LP:

By:	Och-Ziff Holding Corporation,
its General Partner

By:	/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

THE LIMITED PARTNER:

/s/ Alesia Haas
Alesia Haas

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
OZ ADVISORS LP
SIGNATURE PAGE
IN WITNESS WHEREOF, this Agreement is executed and delivered as of December 13, 2016 by the undersigned and the undersigned, do hereby agree to be bound by the terms and provisions set forth in this Agreement.

OZ ADVISORS LP:

By:	Och-Ziff Holding Corporation,
its General Partner

By:	/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

THE LIMITED PARTNER:

/s/ Alesia Haas
Alesia Haas